Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT COMMUNICATIONS ANNOUNCES CONSUMMATION OF THE PRIVATE
DEBT EXCHANGE OFFER FOR ITS 13⅛% SENIOR NOTES DUE 2018

CHARLOTTE, N.C. (July 30, 2009) — FairPoint Communications, Inc. (NYSE: FRP) (“FairPoint”) announced today it successfully completed its previously announced private exchange offer (the “Exchange Offer”) for the outstanding 13⅛% Senior Notes due 2018 (CUSIP No. 305560 AH7) (the “Old Notes”) held by qualified institutional buyers and accredited investors (collectively, the “Holders”).  The Holders tendered approximately $439,568,000 million in aggregate principal amount of the Old Notes (or approximately 83% of the outstanding Old Notes) in the Exchange Offer.

In exchange for the Old Notes and accrued and unpaid interest on the Old Notes through July 28, 2009, FairPoint issued to the Holders that tendered their Old Notes in the Exchange Offer $458,478,661 in aggregate principal amount of FairPoint’s 13⅛% Senior Notes due 2018 (the “New Notes”) and paid to the Holders that tendered their Old Notes by the early consent deadline for the Exchange Offer an aggregate of $1,631,719 million in cash as a consent payment.

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.fairpoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.FairPoint.com.

Investor Contact:  Brett Ellis (866) 377-3747; bellis@fairpoint.com

Media Contact: Rose Cummings (704) 602-7304; rcummings@fairpoint.com

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